Memorandum


DATE:     April 23, 1999

TO:       Dave Drury

FROM:     John Aschenbrenner, Ind. Staff, G-12, x75927

RE:       New Divisions for Separate Account B

CC:       Ralph Eucher, Barry Griswell, Joyce Hoffman

Five new division are being added to Separate Account B for the Individual SBU's variable annuities contracts to be effective July 1, 1999. In accordance with Principal Life Insurance Company Board Resolution No. 12503, passed February 22, 1988, I have created the following divisions for Separate Account B to reflect the funding options that will be utilized by variable annuity contracts issued by Principal Life:

1. Fidelity VIP II Contrafund Division - will invest in shares of the Fidelity VIP II Contrafund Portfolio: Service Class.

2. Fidelity VIP Growth Division - will invest in shares of the Fidelity VIP Growth Portfolio: Service Class.

3.   AIM V.I.  Growth  Division - will  invest in shares of the AIM V.I.  Growth
     Fund.

4.   AIM V.I. Value Division - will invest in shares of the AIM V.I. Value Fund.

5. AIM V.I. Growth and Income Division - will invest in shares of the AIM V.I. Growth and Income Fund.


/s/John Aschenbrenner

John Aschenbrenner